Exhibit 10.7

LEASE AMENDMENT NO. 1

This Lease Amendment No. 1 (the "First Amendment"), dated for reference purposes only December 1, 2011, is entered into by and between Rene-Harlin, LLC, a California limited liability company ("Landlord"), and Intelligent Highway Solutions, Inc., a Nevada corporation ("Tenant"). (Landlord andTenant are collectively referred to herein as the "Parties").

RECITALS

1.
Landlord and Tenant entered into that certain lease dated for reference purposes only October 7, 2011 (the "Lease") with respect to the premises described therein as Suite A containing approximately 4,000 square feet of warehouse space, including approximately 1,500 square feet of improved space, which Suite is a portion of the "Building' containing approximately 9,300 square feet conmonly known by the street address of 8 Light Sky Court, located in the City and County of Sacramento, State of California, with zip code 95828 (the 'Original Premises").

2.	The Parties now desire to amend the Lease to increase the size of the Original Premises upon the terms and conditions set forth in this First Amendment.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.
Modification of the Premises. Effective January 1, 2012, the Premises shall be increased by Suite B, containing approximately 5,300 square feet of warehouse space, including approximately 200 square feet of improved space (the "Expansion Premises") together with the fenced paved yard area, containing approximately 4,000 square feet, including the perimeter fencing thereof (the "Fenced/Paved Yard"), each as depicted on Exhibit A attached hereto and by reference incorporated herein.

Effective January 1, 2012, the Original Premises and the Expansion Premises, comprising the entire Building, containing a total of approximately 9,300 square feet, together with the Fenced/Paved Yard, shall hereinafter be collectively referred to and defined as the "Premises" for the purposes of the Lease.

2.	Adjustment of Base Rent. Effective January 1, 2012, the Base Rent for the Premises shall be adjusted in accordance with the Rent Schedule set forth below:

Original Term:
1/1/12 — 11/9/12*	$3,341.00 per month

1st Option Term:
11/10/12 — 12/9/12	$0.00 per month
12/10/12 — 12/9/13	$3,534.00 per month

2nd Option Term:
12/10/13 — 1/9/14	$0.00 per month
1/10/14— 1/9/15	$3,627.00 per month

*Base ent which is for less than one full month shall be prorated based upon the actual number of days of the month involved.

3.	Increase of Security Deposit. The amount of Tenant's Security Deposit is required to be increased to reflect the adjustment of Base Rent. Within five (5) days of receipt of an invoice, Tenant shall deliver to Landlord the sum of $1,961.00, for the purpose of increasing Tenant's Security Deposit from $1,480.00 to $3,341.00.

4.	Brokers. Landlord and Tenant each represent to the other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, except for Buzz Oates Real Estate (Dual Broker) and that no other real estate broker or agent is entitled to a commission or finder's fee in connection with this First Amendment. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims or liability for any commission, finder's fee, or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than Dual Broker. In connection with this First Amendment, Landlord agrees to pay a commission to Dual Broker in the amount of $1,009.92, due and payable to Broker within five (5) days following mutual execution of the First Amendment. If Tenant exercises an Extension Option as provided for in Paragraph 54 of the Lease, as amended by this First Amendment, then Landlord shall pay to Broker an additional leasing commission equal to five percent (5%) of the total Base Rent for the Option Term of the Extension Option so exercised ("Option Commission"). Such Option Commission shall be due to Broker within five (5) days following the exercise of such Extension Option by Tenant. The terms of this Paragraph shall survive the expiration or earlier termination of the Lease.

5.	Lease Status. Tenant warrants, represents and certifies to Landlord that, to the best of Tenant's actual knowledge, as of the date of this First Amendment: (a) Landlord is not in default under the Lease; (b) Tenant has accepted possession and now occupies the Premises and is currently open for business; (c) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (d) Tenant has not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Premises; (e) no actions, whether voluntary of otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (f) except as specifically provided for in Paragraph 54, the Lease does not grant Tenant any right or option to extend the term of the Lease, to further expand the Premises or to terminate the Lease.

6.	Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

7.	All other terms and conditions of the Lease shall remain the same in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed as of the day and year written below.

LANDLORD:		TENANT:

Rene-Harlin, LLC, a California limited liability company		Intelligent Highway Solutions, Inc., a Nevada corporation

By:		By:
Name:		Name:	Devon Jones
Its:	Manager	Its:	CEO

By:		By:
Name:		Name:
Its:		Its:

Date: December 6, 2011		Date: December 5, 2011

EXHIBIT A
Premises